As filed with the Securities and Exchange Commission on April 16, 2004
                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           REGENCY CENTERS CORPORATION
             (Exact name of registrant as specified in its charter)

           Florida                                       59-3191743
(State or other jurisdiction                (I.R.S. Employer Identification No.)
     of incorporation)
                       121 West Forsyth Street, Suite 200
                           Jacksonville, Florida 32202
                                 (904) 356-7000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Martin E. Stein, Jr.,
                      Chairman and Chief Executive Officer
                       121 West Forsyth Street, Suite 200
                           Jacksonville, Florida 32202
                                 (904) 356-7000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                                 Linda Y. Kelso
                               Foley & Lardner LLP
                                200 Laura Street
                           Jacksonville, Florida 32202

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]

                                                           Calculation of Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
      Title of each                                          Proposed                 Proposed
         class of                                            maximum                   Maximum
     securities to be            Amount to be             offering price              Aggregate               Amount of
        registered                Registered               per share(1)           Offering Price(1)      registration fee(1)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock,                   198,347 shares               $38.455                $7,627,433.89              $966.40
$0.01 par value

(1) Pursuant to Rule 457(c) under the Securities Act of 1933, the registration fee has been calculated based on the average of the high and low prices reported on the New York Stock Exchange on April 14, 2004.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to completion - dated April 16, 2004
PROSPECTUS

                                                   [Graphic omitted]
                                                   Regency Centers

198,347 Shares

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                               Regency Centers Corporation
                                               121 W. Forsyth Street, Suite 200
                                               Jacksonville, Florida  32202
                                               (904) 598-7000

--------------------------------------------------------------------------------

The 198,347 shares of common stock being offered by this prospectus are being offered by the selling shareholders or their permitted transferees and are being registered for resale. We will not receive any proceeds from the sale of the shares.

The selling shareholders may offer shares of our common stock on one or more exchanges, including the New York Stock Exchange, or in the over-the-counter market. The shares may be sold by one or more of the following methods:

o a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal for resale for its own account under this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

o        an underwritten public offering.

The selling shareholders may sell the shares through broker-dealers who may receive compensation from the selling shareholders in the form of discounts or commissions. We will pay all legal and accounting fees in connection with preparation of this prospectus and the registration statement of which it is a part. Certain of the selling shareholders will pay the SEC registration fee in proportion to the number of shares being registered on their behalf.

Our common stock is listed on the New York Stock Exchange under the symbol "REG." The last reported sales price for our common stock on the New York Stock Exchange on April 14, 2004 was $38.41 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page 2.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April __, 2004

                               PROSPECTUS SUMMARY

                                   THE ISSUER

We are a real estate investment trust. Our common stock is traded on the New York Stock Exchange. Regency Centers, L.P., a limited partnership which acquires, owns, develops and manages grocery-anchored shopping centers in targeted markets in the United States, is the primary entity through which we own and operate our properties.


WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http//www.sec.gov. We also maintain a web site at www.regencycenters.com.

This prospectus is part of a registration statement we filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (Commission File No. 1-12298) until the selling shareholders sell all of the shares covered by this prospectus.

o Our annual report on Form 10-K for the fiscal year ended December 31, 2003; and

o The description of our common stock which is contained in our registration statement on Form 8-A filed on August 30, 1993, and declared effective on October 29, 1993, including such amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Ms. Diane Ortolano
         Shareholder Communications
         Regency Centers Corporation
         121 W. Forsyth Street
         Suite 200
         Jacksonville, FL  32202
         (904) 598-7727

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING INFORMATION

Some of the matters discussed in this prospectus include forward-looking statements based on current expectations, estimates, forecasts and projections, beliefs and assumptions made by our management. You can identify these forward-looking statements by the use of words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," "anticipating," "hope" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Even though we believe our expectations regarding future events are based on reasonable assumptions, forward-looking statements are not guarantees of future performance. In evaluating these statements, you should specifically consider various risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Certain of such risks and uncertainties include those listed under the caption "Risk Factors" and those indicated from time to time in our filings with the Securities and Exchange Commission, many of which are beyond our ability to control or predict. You are cautioned not to unduly rely on these forward-looking statements when evaluating the information included or incorporated by reference into this prospectus.
These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to review or revise any particular forward-looking statements included or incorporated by reference in this prospectus to reflect events, conditions or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

The following contains a description of the material risks involved in an investment in our common stock.

Our debt financing may reduce distributions to
shareholders.
-----------------------------------------------------------

We do not expect to generate sufficient funds from operations to make balloon principal payments when due on our debt. If we are unable to refinance our debt on acceptable terms, we might be forced to dispose of properties, which might result in losses, or to obtain financing at unfavorable terms. Either could reduce the cash flow available for distributions to shareholders. In addition, if we cannot make required mortgage payments, the mortgagee could foreclose on the property securing the mortgage, causing the loss of cash flow from that property to meet obligations. Substantially all of our debt is cross-defaulted, but not cross-collateralized.

Our organizational documents do not limit the amount of debt that may be incurred. We have established a policy limiting total debt to 50% of total assets at cost and maintaining a minimum debt service coverage ratio of 2:1 on an annual basis. Our board of directors may amend this policy at any time without the approval of our shareholders.

Our line of credit imposes certain covenants which limit our flexibility in obtaining other financing, such as a prohibition on negative pledge agreements.

The degree to which we are leveraged could have important consequences to you, including the following:

o leverage could affect our ability to obtain additional financing in the future to repay indebtedness or for working capital, capital expenditures, acquisitions, development or other general corporate purposes;

o leverage could make us more vulnerable to a downturn in our business or the economy generally; and

o as a result, our leverage could lead to reduced distributions to shareholders.


Loss of revenues from major tenants could reduce
distributions to shareholders.
-----------------------------------------------------------

We derive significant revenues from anchor tenants such as Kroger, Publix, Safeway, and Albertsons that occupy more than one center. Distributions to shareholders could be adversely affected by the loss of revenues in the event a major tenant:

o        files for bankruptcy or insolvency;

o        experiences a downturn in its business;

o        materially defaults on its lease;

o        does not renew its leases as they expire; or

o        renews at lower rental rates.

Vacated anchor space, including space owned by the anchor, can reduce rental revenues generated by the shopping center because of the loss of the departed anchor tenant's customer drawing power. Most anchors have the right to vacate and prevent retenanting by paying rent for the balance of the lease term. If major tenants vacate a property, then other tenants may be entitled to terminate their leases at the property.


We do not have voting control over our joint venture
investments, so we are unable to ensure that our
objectives will be pursued.
-----------------------------------------------------------

We have invested in some cases as a co-venturer or partner in the acquisition or development of properties. These investments involve risks not present in a wholly owned project. We do not have voting control over the ventures or partnerships. The co-venturer or partner might (1) have interests or goals that are inconsistent with our interests or goals or (2) otherwise impede our objectives. The co-venturer or partner also might become insolvent or bankrupt.


Downturns in the retailing industry likely will have a
direct impact on our performance.
-----------------------------------------------------------

Our properties consist of grocery-anchored shopping centers. Our performance therefore is linked to economic conditions in the market for retail space generally. The market for retail space has been or could be adversely affected by any of the following:

o        weakness in the national, regional and local economies;

o consequences of any armed conflict involving, or terrorist attack against, the United States;

o        the adverse financial condition of some large retailing companies;

o        the ongoing consolidation in the retail sector;

o        the excess amount of retail space in a number of markets;

o        increasing consumer purchases through catalogues or the Internet;

o        the timing and costs associated with property improvements and rentals;

o        changes in taxation and zoning laws; and

o        adverse government regulation.

To the extent that any of these conditions occur, they are likely to impact market rents for retail space.


We are dependent on external sources of capital, which
may not be available.
-----------------------------------------------------------

To qualify as a REIT, we must, among other things, distribute to our stockholders each year at least 90% of our REIT taxable income (excluding any net capital gains). Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for acquisitions, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of stockholders' interests, and additional debt financing may substantially increase leverage.


We could be adversely affected by poor market conditions
where properties are geographically concentrated.
-----------------------------------------------------------

Our performance depends on the economic conditions in markets in which our properties are concentrated, including Florida, California, Texas, Georgia and Ohio. Our operating results could be adversely affected if market conditions, such as an oversupply of space or a reduction in demand for real estate, in these areas become more competitive relative to other geographic areas.


Unsuccessful development activities could reduce
distributions to shareholders.
-----------------------------------------------------------

We actively pursue development activities as opportunities arise. Development activities require various government and other approvals. We may not recover our investment in development projects for which approvals are not received. We incur risks associated with development activities, including:

o the risk that we may abandon development opportunities and lose our investment in these developments;

o the risk that construction costs of a project may exceed original estimates, possibly making the project unprofitable;

o        lack of cash flow during the construction period; and

o the risk that occupancy rates and rents at a completed project will not be sufficient to make the project profitable.

If we sustain material losses due to an unsuccessful development project, our cash flow will be reduced.


Increased interest rates may reduce distributions to
shareholders.
-----------------------------------------------------------

We are obligated on floating rate debt. If we do not eliminate our exposure to increases in interest rates through interest rate protection or cap agreements, these increases may reduce cash flow and our ability to make distributions to shareholders.

Although swap agreements enable us to convert floating rate debt to fixed rate debt and cap agreements enable us to cap our maximum interest rate, they expose us to the risk that the counterparties to these hedge agreements may not perform, which could increase our exposure to rising interest rates. Generally, however, the counterparties to our hedge agreements are major financial institutions. If we enter into swap agreements, decreases in interest rates will increase our interest expense as compared to the underlying floating rate debt. This could result in our making payments to unwind these agreements, such as in connection with a prepayment of the floating rate debt. Cap agreements do not protect us from increases up to the capped rate.


Increased market interest rates could reduce our stock
prices.
-----------------------------------------------------------

The annual dividend rate on our common stock as a percentage of its market price may influence the trading price of our stock. An increase in market interest rates may lead purchasers to demand a higher annual dividend rate, which could adversely affect the market price of our stock. A decrease in the market price of our common stock could reduce our ability to raise additional equity in the public markets.


Partnership structure may limit flexibility to manage
assets.
-----------------------------------------------------------

We invest in retail shopping centers through Regency Centers, L.P., the operating partnership in which we currently own 98% of the outstanding common partnership units. From time to time, we acquire properties through our operating partnership in exchange for limited partnership interests. This acquisition structure may permit limited partners who contribute properties to us to defer some, if not all, of the income tax liability that they would incur if they sold the property.

Properties contributed to our operating partnership may have unrealized gain attributable to the difference between the fair market value and adjusted tax basis in the properties prior to contribution. As a result, the sale of these properties could cause adverse tax consequences to the limited partners who contributed them.

Generally, our operating partnership has no obligation to consider the tax consequences of its actions to any limited partner. However, our operating partnership may acquire properties in the future subject to material restrictions on refinancing or resale designed to minimize the adverse tax consequences to the limited partners who contribute those properties. These restrictions could significantly reduce our flexibility to manage our assets by preventing us from reducing mortgage debt or selling a property when such a transaction might be in our best interest in order to reduce interest costs or dispose of an under-performing property.


Uninsured loss may adversely affect distributions to
shareholders.
-----------------------------------------------------------

We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance for our properties with policy specifications and insured limits customarily carried for similar properties. We believe that the insurance carried on our properties is adequate in accordance with industry standards. There are, however, some types of losses, such as from hurricanes, terrorism, wars or earthquakes, which may be uninsurable, or the cost of insuring against such losses may not be economically justifiable. If an uninsured loss occurs, we could lose both the invested capital in and anticipated revenues from the property, and would still be obligated to repay any recourse mortgage debt on the property. In that event, our distributions to shareholders could be reduced.


We face competition from numerous sources.
-----------------------------------------------------------

The ownership of shopping centers is highly fragmented, with less than 10% owned by real estate investment trusts. We face competition from other real estate investment trusts as well as from numerous small owners in the acquisition, ownership and leasing of shopping centers. We compete to develop shopping centers with other real estate investment trusts engaged in development activities as well as with local, regional and national real estate developers.

We compete in the acquisition of properties through proprietary research that identifies opportunities in markets with high barriers to entry and higher-than-average population growth and household income. We seek to maximize rents per square foot by establishing relationships with supermarket chains that are first or second in their markets and leasing non-anchor space in multiple centers to national or regional tenants. We compete to develop properties by applying our proprietary research methods to identify development and leasing opportunities and by pre-leasing a significant portion of a center before beginning construction.

There can be no assurance, however, that other real estate owners or developers will not utilize similar research methods and target the same markets and anchor tenants that we target. These entities may successfully control these markets and tenants to our exclusion. If we cannot successfully compete in our targeted markets, our cash flow, and therefore distributions to shareholders, may be adversely affected.


Costs of environmental remediation could reduce our cash
flow.
-----------------------------------------------------------

Under various federal, state and local laws, an owner or manager of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on the property. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances. The cost of any required remediation could exceed the value of the property and/or the aggregate assets of the owner.

We have properties that will require or are currently undergoing varying levels of environmental remediation for contamination caused by dry cleaner tenants. These remediations are not expected to have a material financial effect on us due to financial statement reserves and state-regulated programs that shift the responsibility and cost for remediation to the state.

The presence of, or the failure to properly remediate, hazardous or toxic substances may adversely affect our ability to sell or rent a contaminated property or to borrow using the property as collateral. Any of these developments could reduce cash flow and distributions to shareholders.


If we fail to qualify as a REIT for federal income tax
purposes, we would be subject to federal income tax at
regular corporate rates.
-----------------------------------------------------------

We believe that we qualify for taxation as a REIT for federal income tax purposes, and we plan to operate so that we can continue to meet the requirements for taxation as a REIT. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our stockholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances, some of which may not be totally within our control and some of which involve questions of interpretation. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, like rent, that are itemized in the REIT tax laws. There can be no assurance that the IRS or a court would agree with the positions we have taken in interpreting the REIT requirements. We also are required to distribute to our stockholders at least 90% of our REIT taxable income (excluding capital gains). The fact that we hold some of our assets through partnerships and their subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult, or impossible, for us to remain qualified as a REIT.

Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes. This likely would have a significant adverse affect on the value of our securities. In addition, we would no longer be required to pay any dividends to stockholders.

Even if we qualify as a REIT for federal income tax purposes, we are required to pay certain federal, state and local taxes on our income and property. For example, if we have net income from "prohibited transactions," that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While we have undertaken a significant number of asset sales in recent years, we do not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise. In addition, any net taxable income earned directly by our taxable affiliates, including Regency Realty Group, Inc., is subject to federal and state corporate income tax. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, a REIT has to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to our stockholders.

Prior to December 31, 2000, a REIT could not own securities in any one issuer if the value of those securities exceeded 5% of the value of the REIT's total assets or the securities owned by the REIT represented more than 10% of the issuer's outstanding voting securities. As a result of the REIT Modernization Act, after December 31, 2000, the 5% value test and the 10% voting security test were modified in two respects. First, the 10% voting securities test was expanded so that REITs also are prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. Second, an exception to these tests allows a REIT to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a "taxable REIT subsidiary." Under a new asset test, for taxable years beginning after December 31, 2000, we are not able to own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of our total assets. We currently own more than 10% of the total value of the outstanding securities of Regency Realty Group, Inc. Regency Realty Group, Inc. has elected to be a taxable REIT subsidiary.


Our former foreign controlled status could cause foreign
shareholders to be subject to tax upon a sale of shares.
-----------------------------------------------------------

Gain recognized by a non-U.S. shareholder upon the sale or exchange of our shares generally would not be subject to United States taxation unless, among other exceptions, our shares constitute a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," as described below.

Our shares will not constitute a U.S. real property interest if we are a domestically controlled REIT, which requires that, at all times during the five-year period preceding a sale or exchange of our stock, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders. Because a foreign company beneficially owned in excess of 50% in value of our shares until January 16, 2001, when a domestic corporation acquired those shares, we believe that we currently are not a domestically controlled REIT, but that we may become domestically-controlled in the future. Because our shares are publicly traded, however, we cannot guarantee that we will become a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells our shares, gain arising from the sale still would not be subject to FIRPTA tax if: (1) the class or series of shares sold is considered regularly traded under applicable treasury regulations on an established securities market, such as the NYSE; and (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange. See "Federal Income Tax Considerations - U.S. Taxation of Non-U.S. Shareholders" below for a more detailed discussion of the U.S. tax consequences applicable to foreign investors in our stock.

                                 USE OF PROCEEDS

We will not receive any proceeds from the resale of the shares covered by this prospectus, all of which are being offered by the selling shareholders. For additional information see "Selling Shareholders" and "Plan of Distribution" elsewhere in this prospectus.


                           REGENCY CENTERS CORPORATION

We are a self-administered and self-managed real estate investment trust. Through Regency Centers, L.P. we acquire, own, develop and manage grocery-anchored shopping centered in targeted markets in the United States. Our primary operating and investment goal is long-term growth in earnings per share and total shareholder return by focusing on a strategy of owning and operating grocery anchored shopping centers that are anchored by market-leading supermarkets, and that are located in areas with attractive demographics.

Our executive offices are located at 121 West Forsyth Street, Suite 200, Jacksonville, Florida 32202 and our telephone number is (904) 598-7000.


                              SELLING SHAREHOLDERS

Each of the selling shareholders is a former partner in Retail Property Partners Limited Partnership, which merged into Regency Centers, L.P. in December 1999. The 198,347 shares of common stock being offered by this prospectus have been or will be issued to the selling shareholders upon redemption of their limited partnership interests in Regency Centers, L.P.

The following table reflects:

        o       The name of each selling shareholder;
        o The number of shares of common stock owned by each selling shareholder before this offering; o The number of shares of common stock each selling shareholder is offering for sale under this prospectus; and
        o The number of shares each selling shareholder will own on completion of this offering, assuming the sale by each selling shareholder of all shares being offered.

Based on the number of our shares of common stock outstanding on April 14, 2004, no selling shareholder currently owns 1% or more of our outstanding shares.

                                                                                              No. of Shares Owned on
                                                 No. of Shares          No. of Shares              Completion of
                   Name                       Currently Owned(1)           Offered                 the Offering
                   ----                       ------------------           -------                 ------------

Washington Properties One, LLC                        43,500                 43,500                      0
Robert Beaupre                                       126,643                126,643                      0
REB Properties, LLC                                   12,255                 12,255                      0
Beaupre Holdings, Inc.                                15,949                 15,949                      0

(1) Includes the number of Regency Centers, L.P. limited partnership units currently owned by the selling shareholders which are exchangeable on a one-for-one basis for shares of our common stock.



                              PLAN OF DISTRIBUTION

Shares of common stock offered through this prospectus may be sold from time to time by the selling shareholders or by pledgees, donees, transferees or other successors in interest to the selling shareholders. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

Sales may be made on one or more exchanges, including the New York Stock Exchange, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling shareholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. Selling shareholders may be deemed underwriters in connection with resales of their shares.

The common stock may be sold in one or more of the following manners:

        o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
        o purchases by a broker or dealer for its account under this prospectus;
        o ordinary brokerage transactions and transactions in which the broker solicits purchases; or
        o       an underwritten public offering.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common stock by the selling shareholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling shareholders in amounts to be negotiated immediately before the sale. The compensation to a broker-dealer may be in excess of customary commissions. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in transactions as agent may receive commissions from the selling shareholders (and, if they act as agent for the purchaser of the common shares, from the purchaser).

Broker-dealers may agree with the selling shareholders to sell a specified number of common stock at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling shareholders. Broker-dealers who acquire common shares as principal may thereafter resell such common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers commissions computed as described above. Brokers or dealers who acquire common stock as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common stock.

In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than this prospectus. We will not receive any of the proceeds from the sale of these shares, although we have paid the legal and accounting expenses of preparing this prospectus and the related registration statement of which it is a part.

The selling shareholders will pay all commissions, registration fees and their own legal expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.


                          DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 150,000,000 shares of common stock, $.01 par value per share, 10,000,000 shares of special common stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value per share. As of March 31, 2004, we had 60,694,273 shares of common stock issued and outstanding. We also had 3,000,000 depositary shares each representing 1/10 of a share of 7.45% Series 3 cumulative redeemable preferred stock issued and outstanding on that date. In addition, we have reserved for issuance upon exchange of corresponding series of preferred limited partnership interests of our operating partnership, Regency Centers, L.P.:

        o 850,000 shares of 8.75% Series B cumulative redeemable preferred stock;
        o 400,000 shares of 9.0% Series C cumulative redeemable preferred stock;
        o 500,000 shares of 9.125% Series D cumulative redeemable preferred stock;

        o 300,000 shares of 8.75% Series E cumulative redeemable preferred stock; and
        o 240,000 shares of 8.75% Series F cumulative redeemable preferred stock.

All of the outstanding capital stock is fully paid and non-assessable.

Common Stock

Holders of common stock are entitled to one vote per share. All actions submitted to a vote of shareholders are voted on by holders of common stock voting together as a single class. Holders of common stock are not entitled to cumulative voting in the election of directors.

Holders of common stock are entitled to receive dividends in cash or in property on an equal basis, if and when dividends are declared on the common stock by our board of directors, subject to any preference in favor of outstanding shares of preferred stock.

In the event of liquidation of our company, all holders of common stock will participate on an equal basis with each other in our net assets available for distribution after payment of our liabilities and payment of any liquidation preferences in favor of outstanding shares of preferred stock.

Holders of common stock are not entitled to preemptive rights, and the common stock is not subject to redemption.

The rights of holders of common stock are subject to the rights of holders of any preferred stock that we have designated or may designate in the future. The rights of preferred shareholders may adversely affect the rights of the common shareholders.

Special Common Stock

Under our Articles, our board of directors is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of special common stock from time to time in one or more classes or series. The special common stock will bear dividends in such amounts as the board may determine with respect to each class or series. Dividends on any class or series of special common stock must be pari passu with dividends on our common stock. Upon the liquidation of our company, the special common stock will participate pari passu with the common stock in liquidating distributions. Shares of special common stock will have one vote per share and vote together with the holders of common stock (and not separately as a class except where otherwise required by law), unless the board of directors creates classes or series with more limited voting rights or without voting rights. The board will have the right to determine whether shares of special common stock may be converted into shares of any other class or series or be redeemed, and, if so, the redemption price and the other terms and conditions of redemption, and to determine such other rights as may be allowed by law. Holders of special common stock will not be entitled, as a matter of right, to preemptive rights. As all special common stock is expected to be closely held, it is anticipated that most classes or series would be convertible into common stock for liquidity purposes.

Preferred Stock

Our board of directors has the ability to issue up to 10,000,000 shares of preferred stock in one or more series, without shareholder approval. The board of directors may designate for the series

        o       the number of shares and name of the series,
        o the voting powers of the series, including the right to elect directors, if any,
        o       the dividend rights and preferences, if any,
        o       redemption terms, if any,
        o       liquidation preferences and the amounts payable on liquidation,
        o the terms upon which the series may be converted into any other series or class of our stock, including the common stock and
        o       any other terms that are not prohibited by law.

7.45% Series 3 Cumulative Redeemable Preferred Stock

The Series 3 preferred shares, which are held by a depositary, are represented by depositary shares that are listed on the New York Stock Exchange. Each depositary share represents 1/10th of a share of Series 3 preferred stock. The Series 3 preferred shares have a liquidation preference of $250 per share ($25 per depositary share) and are entitled to a cumulative dividend at the rate of 7.45% of the liquidation preference per year ($1.8625 per year per depositary share). As to the limited matters on which the Series 3 preferred stock is entitled to vote, generally voting as a class with other preferred shares upon which like voting rights have been granted, each share of Series 3 preferred stock is entitled to ten votes per $250 of liquidation preference. At any time after April 3, 2008, we have the right, but not the obligation, to redeem the Series 3 preferred stock for cash at a redemption price of $250 per share ($25 per depositary share), plus all accrued but unpaid dividends.

Cumulative Redeemable Preferred Stock

We have reserved five series of cumulative redeemable preferred stock for issuance upon exchange, on a one-share-for-one-unit basis, of five corresponding series of preferred limited partnership interests in Regency Centers, L.P. The limited partnership interests were issued in private placements to institutional investors. Each corresponding series of cumulative redeemable preferred stock:

        o       will be entitled to a liquidation preference;
        o will bear cumulative preferential quarterly dividends based on a specified percentage of the liquidation preference;
        o       will not be convertible into our common stock;
        o       will have no stated maturity or mandatory redemption; and
        o       will be redeemable from time to time at our election.

The preferred stock generally will be issuable beginning 10 years after the date of issuance by Regency Centers of the corresponding series of preferred units. The following table sets forth additional information about each series of the cumulative redeemable preferred stock.

                                     Series B         Series C          Series D         Series E          Series F

Initial exchange date               9/03/2009         9/03/2009        9/29/2009         5/25/2010        9/08/2010
Number of shares reserved            850,000           400,000          500,000           300,000          240,000
Annual dividend rate                  8.75%             9.0%             9.125%            8.75%            8.75%
Liquidation preference/                $100             $100              $100             $100              $100
redemption price per share


It is impossible for us to state the actual effect on common stock holders if the board of directors designates any new series of preferred stock. The effects of such a designation will not be determinable until the rights accompanying the series have been designated. The issuance of preferred stock could adversely affect the voting power, liquidation rights or other rights held by owners of common stock or other series of preferred stock. The board of directors' authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage any such attempt. We have no present plans to issue any additional shares of preferred stock.

Statutory Provisions And Provisions Of Our Articles Of Incorporation And Bylaws

The following provisions of the Florida Business Corporation Act and our articles of incorporation and bylaws could have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of, our company.

Restrictions on Ownership

Restrictions Relating to REIT Qualification

In order to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, our stock must be beneficially owned (without reference to attribution rules) by 100 or more persons during at least 335 days in a taxable year of 12 months or during a proportionate part of a shorter taxable year, and certain other requirements must be satisfied.

To assure that five or fewer individuals do not beneficially own (as defined in our Articles of Incorporation to include ownership through the application of stock attribution provisions of the Code) more than 50% in value of our outstanding capital stock, our Articles provide that, subject to certain exceptions, no holder may own, or be deemed to own (by virtue of the attribution provisions of the Code), more than 7% by value of our outstanding capital stock. Certain existing holders specified in our Articles and those to whom beneficial ownership of their capital stock is attributed, whose beneficial ownership of capital stock exceeds the ownership limit, may continue to own such percentage by value of outstanding capital stock and may increase their respective existing holder limits through company benefit plans, dividend reinvestment plans, additional asset sales or capital contributions to Regency or acquisitions from other existing holders. However, they may not acquire additional shares from such sources if the five largest beneficial owners of capital stock hold more than 49.5% by value of the outstanding capital stock, and in any event may not increase their respective existing holder limits through acquisition of capital stock from any other sources.

In addition, because rent from a related tenant (any tenant 10% of which is owned, directly or constructively, by the REIT) is not qualifying rent for purposes of the gross income tests under the Code, our Articles provide that no constructive owner of our stock who owns, directly or indirectly, a 10% interest in any of our tenants may own, or constructively own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to determine beneficial ownership), more than 9.8% by value of our outstanding capital stock.

Our board of directors may waive the ownership limit, the existing holder limit and the related tenant limit if satisfactory evidence is presented to the board that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of waiver, our board may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving our REIT status.

Remedies

The issuance, transfer, or retention of shares in violation of the ownership limits summarized above will be null and void to the intended holder, and the intended holder will have no rights to the stock. Capital stock transferred, proposed to be transferred, or retained in excess of the ownership limit, the existing holder limit, or the related tenant limit or which would otherwise jeopardize our REIT status ("excess shares") will be deemed held in trust on our behalf and for our benefit.

Our board of directors will, within six months after receiving notice of an actual or proposed transfer, either:

        o direct the holder of excess shares to sell all excess shares held in trust for Regency for cash in such manner as our board directs, or
        o redeem such shares for a price equal to the lesser of (1) the price paid by the holder from whom shares are being redeemed and
                (2) the average of the last reported sales prices of the relevant class of capital stock on the 10 trading days immediately preceding the date fixed for redemption by our board of directors.

If our board of directors directs the intended holder to sell the shares, the holder will receive the proceeds as our trustee and pay us out of the proceeds of the sale all expenses we incurred in connection with the sale, plus any remaining amount of the proceeds that exceeds the amount originally paid by the intended holder for the shares. The intended holder will not be entitled to distributions, voting rights or any other benefits with respect to the excess shares except the amounts described above. Any dividend or distribution paid to an intended holder on excess shares must be repaid to Regency upon demand.

Miscellaneous

All certificates representing capital stock will bear a legend referring to the restrictions described above. The transfer restrictions described above will not preclude the settlement of any transaction entered through the facilities of the New York Stock Exchange.

Our Articles provide that every shareholder of record of more than 5% of the outstanding capital stock and every actual owner (as defined in our Articles) of more than 5% of the outstanding capital stock held by a nominee must give us written notice of information specified in our Articles within 30 days after December 31 of each year. In addition, each beneficial owner of capital stock and each person who holds capital stock for a beneficial owner must provide us such information as we may request, in good faith, in order to determine our status as a REIT.

The ownership limitations described above may have the effect of precluding a third party from acquiring control of Regency even if our board of directors determines that maintenance of REIT status is no longer in our best interests. The board of directors has the right under our Articles (subject to contractual restrictions) to revoke our REIT status if the board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT. In the event of such revocation, the ownership limitations in our Articles will remain in effect. Any change in the ownership limitations would require an amendment to our Articles.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals

Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of our shareholders. Any shareholder nomination or proposal for action at an upcoming shareholder meeting must be delivered to Regency no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Exchange Act. The presiding officer at any shareholder meeting is not required to recognize any proposal or nomination which did not comply with this deadline.

The purpose of requiring shareholders to give advance notice of nominations and other business is to afford the nominating and corporate governance committee of our board a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by our board, to inform shareholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of shareholders. Although our bylaws do not give the board any power to disapprove timely shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring the third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

Certain Provisions of Florida Law

We are subject to several anti-takeover provisions under Florida law that apply to public corporations organized under Florida law unless the corporation has elected to opt out of those provisions in its articles of incorporation or its bylaws. We have not elected to opt out of these provisions.

The Florida Business Corporation Act prohibits the voting of shares in a publicly held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares approve the granting of voting rights to the acquiring party. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party, directly or indirectly, to vote in the election of directors within any of the following ranges of voting power:

        o       1/5 or more but less than 1/3;
        o       1/3 or more but less than a majority; and
        o       a majority or more.

There are some exceptions to the "control share acquisition" rules.

The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless:

        o the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder;
        o the corporation has not had more than 300 shareholders of record during the past three years; o the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years;
        o the interested shareholder is the beneficial owner of at least 90% of the voting shares (excluding shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors);
        o consideration is paid to the holders of the corporation's shares equal to the highest amount per share paid by the interested shareholder for the acquisition of the corporation's shares in the last two years or fair market value, and other specified conditions are met or; and
        o the transaction is approved by the holders of two-thirds of Regency's voting shares other than those owned by the interested shareholder.

An "interested shareholder" is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a company's outstanding voting shares. The Florida Business Corporation Act defines "beneficial ownership" in more detail.

Indemnification and Limitation of Liability

The Florida Business Corporation Act authorizes Florida corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation. The indemnity also applies to any person who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or other entity. The indemnification applies against liability incurred in connection with such a proceeding, including any appeal, if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have had no reasonable cause to believe his conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of the Florida Business Corporation Act require indemnification if a director, officer, employee or agent has been successful in defending any action, suit or proceeding to which he was a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Florida law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. Each of our directors and executive officers has signed an indemnification agreement. The indemnification agreements provide for full indemnification under Florida law. The indemnification agreements also provide that we will indemnify the officer or director against liabilities and expenses incurred in a proceeding to which the officer or director is a party or is threatened to be made a party, or in which the officer or director is called upon to testify as a witness or deponent, in each case arising out of actions of the officer or director in his official capacity. The officer or director must repay such expenses if it is subsequently found the officer or director is not entitled to indemnification. Exceptions to this additional indemnification include criminal violations by the officer or director, transactions involving an improper personal benefit to the officer or director, unlawful distributions of our assets under Florida law and willful misconduct or conscious disregard for our best interests.

Our bylaws provide for the indemnification of directors, former directors and executive officers to the maximum extent permitted by Florida law and for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that the director or executive officer was a party to by reason of the fact that he is or was a director or executive officer of our corporation, or at our request, a director, executive officer, employee or agent of another corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any director against liability asserted against the director in such capacity.

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to us or to any other person for acts or omissions in his or her capacity as a director except in certain limited circumstances. Those circumstances include violations of criminal law and transactions in which the director derived an improper personal benefit. As a result, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although injunctive or other equitable relief may be available.

Transfer Agent and Registrar

The transfer agent for our common stock is Wachovia Bank, N.A., Charlotte, North Carolina.

                        FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain of the material federal income tax considerations regarding Regency and is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of holders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, persons who own shares as part of a conversion transaction, as part of a hedging transaction or as a position in a straddle for tax purposes, persons whose functional currency is not the U.S. dollar and traders in securities that elect mark-to-market accounting) subject to special treatment under the federal income tax laws. This summary deals only with shareholders of Regency that hold shares as "capital assets," within the meaning of Section 1221 of the Code. This summary does not discuss any state, local, or foreign tax considerations. This summary is based in its entirety on the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change (which change may apply retroactively).

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

As used in this section, the term "Company" refers to Regency Centers Corporation and all qualified REIT subsidiaries (a wholly-owned subsidiary which is not treated as a separate entity for federal income tax purposes) but excludes Regency Realty Group, Inc. and its subsidiaries (collectively, the "Management Company") (which is treated as a separate entity for federal income tax purposes, although its results are consolidated with those of the Company for financial reporting purposes).

General

The Company made an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1993. The Company believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code for such taxable year and all subsequent taxable years to date, and the Company intends to continue to operate in such a manner in the future. However, no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

The following sets forth only a summary of the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders.

It is the opinion of Foley & Lardner LLP that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT commencing with the Company's taxable year that ended December 31, 1993 and for all subsequent taxable years to date, and its method of operation will enable it to continue to be taxed as a REIT. It must be emphasized that this opinion is based and conditioned upon certain representations made by the Company as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations," those concerning its business and properties, and certain matters relating to the Company's manner of operation. Foley & Lardner LLP is not aware of any facts or circumstances that are inconsistent with these representations. The qualification and taxation as a REIT depends upon the Company's ability to meet on an ongoing basis, through actual annual (and in come cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels, diversity of stock ownership and other tests discussed below, the results of which will not be reviewed by nor be under the control of Foley & Lardner LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see "-- Failure to Qualify."

Taxation of the Company

As a REIT, the Company generally is not subject to federal corporate income tax on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a regular corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "corporate alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by the Company by foreclosure or otherwise on default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or
(ii) other non-qualifying net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if the Company has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but still maintains its qualification as a REIT because other requirements are met, the Company will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of the Company's gross income exceeds the amount of the Company's income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of the Company's gross income exceeds the amount of the Company's income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, the Company will be subject to a 100% penalty tax on some payments it receives (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among the Company, its tenants, and the Company's taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. Eighth, if the Company acquires any asset from a taxable "C" corporation in a carry-over basis transaction, it could become subject to a corporate-level tax on a subsequent taxable disposition of the asset. Specifically, if the Company disposes of a built-in-gain asset in a taxable transaction prior to the expiration of the applicable 10-year recognition period, the Company would be subject to the highest regular corporate rate of tax (currently 35%) on the lesser of the gain recognized and the asset's built-in-gain. Built-in-gain is the amount by which an asset's fair market value exceeds the Company's adjusted basis in the asset immediately after the Company acquires the asset in a carry-over basis transaction, and a built-in-gain asset is an asset with built-in-gain potentially subject to this corporate-level tax. The 10-year recognition period (the "Recognition Period") ends, on the tenth anniversary of the date the Company acquires the built-in-gain asset.

In addition, the Management Company is taxed on its income at regular corporate rates.

Requirements for Qualification

A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons (determined without reference to any rules of attribution); (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for "five or fewer" individuals (as defined in the Code to include certain entities); (7) which meets certain income and asset tests described below and (8) which makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company has previously issued sufficient shares to allow it to satisfy conditions (5) and (6). The Company's articles of incorporation provide restrictions regarding the transfer of its shares which are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. Moreover, for the Company's taxable years commencing on or after January 1, 1998, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to certain of its shareholders requesting information regarding the actual ownership of its stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, the Company will be treated as having met the "five or fewer" requirement. If the Company were to fail to comply with these regulatory rules for any year, it would be subject to a $25,000 penalty. If the Company's failure to comply was due to intentional disregard of the requirements, the penalty would be increased to $50,000. However, if the Company's failure to comply was due to reasonable cause and not willful neglect, no penalty would be imposed.

In addition, the Company must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

The Company owns its properties through its operating partnership, Regency Centers, L.P. (the "Partnership"), of which the Company is the general partner and a Company subsidiary is the principal limited partner. The former owners of certain Partnership properties and certain investment funds also are limited partners. The Company presently owns certain of its properties indirectly through other partnerships and limited liability companies (collectively with the Partnership, the "Property Partnerships"), of which the partners are the Partnership and certain third parties. In the case of a REIT which is a partner in a partnership either directly or indirectly through a qualified REIT subsidiary, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Property Partnerships (other than certain properties held by the Management Company), is treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described below.

The Company believes that each of the Property Partnerships in which it owns an interest, directly or through another partnership or limited liability company, will be treated as partnerships or disregarded for federal income tax purposes and will not be taxable as corporations. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and the Company could fail to meet the REIT income and asset tests. For a discussion of the tax consequences of failure to qualify as a real estate investment trust, see "-- Failure to Qualify."

If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Although in the past the Company owned some of its properties indirectly through qualified REIT subsidiaries, at the present time, the Company does not utilize any qualified REIT subsidiaries.

A "taxable REIT subsidiary" of the Company is a corporation in which the Company directly or indirectly owns stock and that elects, together with the Company, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if a taxable REIT subsidiary of the

Company owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of the Company. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing the Company to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries are intended to ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to the Company. In addition, a REIT will be obligated to pay a 100% penalty tax on some payments that it receives or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between the REIT, the REIT's tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

The Company's taxable REIT subsidiaries will make interest and other payments to the Company and to third parties. There can be no assurance that the Company's taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to the Company. In addition, there can be no assurance that the Internal Revenue Service might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiaries.

The Management Company has made an election to be treated as a taxable REIT subsidiary of the Company.

Income Tests

In order for the Company to maintain its qualification as a REIT, it must satisfy two gross income requirements annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property", gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property or from certain types of temporary investments.

Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from any combination of income qualifying under the 75% test and from dividends, interest, some payments under hedging instruments, gain from the sale or disposition of stock or securities and some hedging instruments.

Rents received by the Company qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company does not anticipate charging rent for any portion of any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts for sales, which is permitted by the Code). Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. The Company does not anticipate receiving rents from such a tenant. Additionally, pursuant to the articles of incorporation, Related Tenant Owners are prohibited from acquiring constructive ownership of more than 9.8% by value of the Company. Third, rent attributable to personal property leased in connection with a lease of real property will not qualify if it is greater than 15% of the total rent received under the lease. Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the Company is generally only allowed directly to provide services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, the Company may not provide "impermissible services" to tenants (except through a taxable REIT subsidiary, or through an independent contractor that bears the expenses of providing the services and from whom the Company derives no revenue) without giving rise to "impermissible tenant service income," which is nonqualifying income for purposes of the income tests. For this purpose, the amount that the Company would be deemed to have received for performing any "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to the Company of providing those services. If impermissible tenant service income exceeds 1% of the Company's total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of the Company's total income from the property, the services will not "taint" the other income from the property (that is, they will not cause the rent paid by tenants of that property to fail to qualify itself as rents from real property), but the impermissible tenant service income will not qualify as rents from real property. The Company provides certain services with respect to the properties that the Company believes complies with the "usually or customarily rendered" requirement. The Company will hire independent contractors from whom the Company derives no income to perform such services or utilize the Management Company to perform such services, to the extent that the performance of such services by the Company would cause amounts received from its tenants to be excluded from rents from real property.

The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company does not expect to derive significant amounts of interest that would fail to qualify under the 75% and 95% gross income tests.

The Company's share of any dividends received from corporate subsidiaries (and from other corporations in which the Company owns an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Company does not anticipate that it will receive sufficient dividends to cause the Company to exceed the limit on nonqualifying income under the 75% gross income test.

It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If the Company or the Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test but not for the 75% gross income test. For the Company's taxable year which begins on January 1, 1998, and for all taxable years thereafter, income from hedging transactions which is qualifying income for the 95% gross income test also includes payments to the Company under an option, futures contract, forward rate agreement, or any similar financial instrument. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

The Management Company receives fees in consideration of the performance of management and administrative services with respect to properties that are not owned by the Company and earns income from the acquisition, development and resale of real estate. Distributions received by the Company from the Management Company of its earnings do not qualify under the 75% gross income test. The Company believes that the aggregate amount of the distributions from the Management Company together with all other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

The Company believes that it has satisfied the 75% and 95% gross income tests for taxable years ended prior to the date of this prospectus and intends to operate in such a manner so as to satisfy such tests in the future. If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above, even if those relief provisions apply, a tax would be imposed with respect to the excess net income.

If the Company has net income from "prohibited transactions," that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. The Company intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with the Company's investment objectives. The Company intends to hold any dealer property only indirectly through taxable REIT subsidiaries of the Company. The Company cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of properties held directly by the Company and not through a taxable REIT subsidiary is dealer property subject to the 100% penalty tax. While the Company has undertaken a significant number of asset sales in recent years, the Company does not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise.

Asset Tests

The Company, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets which are held by the Partnership or other Property Partnerships or which are held by "qualified REIT subsidiaries" of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, except for equity investments in REITs, qualified REIT subsidiaries, or taxable REIT subsidiaries or other securities that qualify as "real estate assets" for purposes of the 75% test described above, (a) the value of any one issuer's securities that the Company owns may not exceed 5% of the value of the Company's total assets; (b) the Company may not own more than 10% of any one issuer's outstanding voting securities; and (c) the Company may not own more than 10% of the value of the outstanding securities of any one issuer. For purposes of the 10% value test, securities which qualify as "straight debt" are not taken into account if (a) the issuer is an individual, (b) the only securities of such issuer which are held by the REIT or a taxable REIT subsidiary are straight debt or (c) the issuer is a partnership and the REIT owns at least a 20% profits interest in the partnership. Straight debt means any written unconditional promise to pay on demand or on a specified date a sum certain in money if (a) the interest rate (and the interest payment dates) are not contingent on profits, the borrower's discretion or similar factors and (b) the instrument is not convertible. Fourth, no more than 20% of the value of the Company's total assets may be comprised of securities of one or more taxable REIT subsidiaries.

The Partnership owns 100% of the outstanding capital stock of the Management Company. The Company believes that the aggregate value of the Management Company does not exceed 20% of the aggregate value of the Company's gross assets. As of each relevant testing date prior to the election to treat the Management Company as a taxable REIT subsidiary, which election first became available as of January 1, 2001, the Company believes it did not own more than 10% of the voting securities of the Management Company. In addition, the Company believes that as of each relevant testing date prior to the election to treat the Management Company as a taxable REIT subsidiary of the Company, the Company's pro rata share of the value of the securities, including debt, of the Management Company did not exceed 5% of the total value of the Company's assets. No independent appraisals have been obtained to support the Company's estimate of value, however, and Foley & Lardner LLP, in issuing its opinion on the Company's qualification as a REIT, is relying on the Company's representation as to the limited value of the interests in the Management Company.

After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the 25%, 20%, and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of the Company's assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to maintain compliance with the asset tests and would attempt to take any available actions within 30 days after the close of any quarter in an effort to cure any noncompliance with the 25%, 20%, or 5% asset tests or 10% value limitation of which it becomes aware within that period. If the Company failed to cure noncompliance with the asset tests within this time period, it would cease to qualify as a REIT. See "-- Failure to Qualify."

Annual Distribution Requirements

The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gains dividends) to its shareholders in an amount at least equal to: (a) the sum of (i) 90% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property; minus (b) the sum of certain items of non-cash income. In addition, if during the applicable Recognition Period, the Company disposes of any asset with built-in-gain, the Company will be required to distribute at least 90% of the built-in-gain (after tax), if any, recognized on the disposition of such asset. Such distribution must be paid in the taxable year to which it relates, or in the following taxable year if declared before the Company timely files its tax return for such prior year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If the Company makes this election, a "Capital Gains Designation," the Company would pay tax on its retained net long-term capital gains. In addition, to the extent the Company makes a Capital Gains Designation, a U.S. Shareholder generally would: (i) include its proportionate share of the Company's undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount that is includable); (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in the U.S. Shareholder's long-term capital gains; (iii) receive a credit or refund for the amount of tax deemed paid by it; (iv) increase the adjusted basis of its shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and (v) in the case of a U.S. Shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS. If the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

The Company intends to make timely distributions sufficient to satisfy this annual distribution requirement in the future. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and the actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at the taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the 90% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Such a failure could have an adverse effect on the market value and marketability of the common stock. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether the Company would be entitled to such statutory relief.

Taxation of Taxable Domestic Shareholders

As used in this section, the term U.S. shareholder means a holder of shares who is (i) a citizen or resident of the United States, (ii) a domestic corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

So long as the Company qualifies as a REIT, distributions to U.S. shareholders out of the Company's current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. However, dividends, other than capital gain dividends, that are attributable to dividends received by the Company from non-REIT corporations, such as taxable REIT subsidiaries, during the current taxable year will be taxable, to the extent designated by the Company, to individual stockholders as net capital gain at the maximum rate of 15%. Distributions in excess of the Company's current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted tax basis of the shareholder's shares. Rather, the distributions will reduce the adjusted tax basis of the shares. Distributions that exceed the U.S. shareholder's adjusted tax basis in the Company's shares will be taxable as capital gains. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for U.S. federal income tax purposes, current or accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions. If the Company declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, the Company will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

The Company may elect to designate distributions of the Company's net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held the Company's shares. Designations that the Company makes only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If the Company designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, the Company may designate all or part of its net capital gain as "undistributed capital gain." The Company will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder (1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains and (2) will be deemed to have paid its proportionate share of the tax paid by the Company on such undistributed capital gains and receive a credit or refund to the extent that the tax the Company paid exceeds the U.S. shareholder's tax liability on the undistributed capital gain and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. The Company's earnings and profits will be adjusted appropriately.

The Company will classify portions of any designated capital gain dividend or undistributed capital gain as either: (1) a 15% rate gain distribution, which would be taxable to most non-corporate U.S. shareholders at a maximum rate of 15%; or (2) an "unrecaptured Section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

Distributions that the Company makes and gain arising from the sale or exchange by a U.S. shareholder of the Company's shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from the Company, other than distributions eligible for reduced rates for individual shareholders ("qualified dividend income"), generally will be treated as investment income for purposes of the investment interest limitations, A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of shares and qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains or dividend income will be taxed at ordinary income rates. The Company will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, qualified dividend income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of the Company's net operating losses or capital losses. The Company's operating or capital losses would be carried over by the Company for potential offset against future income, subject to applicable limitations.

Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between: (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the holder's adjusted tax basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss. The applicable tax rate will depend on the shareholder's holding period for the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of the Company's shares. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from the Company that were required to be treated as long-term capital gains.

Taxation of Tax-Exempt Shareholders

Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in a trade or business, distributions from the Company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Code or has used the shares in a trade or business.

However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in the Company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt shareholders should consult their tax advisors concerning these "set aside" and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the equity interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

A REIT is a pension held REIT if it meets the following two tests: (1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and (2) either (a) at least one pension trust holds more than 25% of the value of the REIT's stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

The percentage of any REIT dividend from a "pension held REIT" treated as UBTI is equal to the ratio of the gross income of the REIT from unrelated trades or businesses less direct expenses related to this gross income, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT less direct expenses related to the total gross income. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception for pension trusts. Based on both the Company's current share ownership and the limitations on transfer and ownership of shares contained in the Company's organizational documents, we do not expect to be classified as a pension held REIT.

U.S. Taxation of Non-U.S. Shareholders

As used in this section, the terms "non-U.S. shareholder" means a holder of shares that is not a U.S. person for U.S. federal income tax purposes. The Company's distributions to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by the Company of "U.S. real property interests" nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of the Company's current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of current and accumulated earnings and profits that exceed the non-U.S. shareholder's basis in the Company's shares will be taxable to a non-U.S. shareholder as gain from the sale of shares, which is discussed below. Distributions in excess of current or accumulated earnings and profits of the Company that do not exceed the adjusted tax basis of the non-U.S. shareholder in the Company's shares will reduce the non-U.S. shareholder's adjusted tax basis in the shares and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

The Company expects to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. shareholder unless: (1) a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with the Company; or (2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with the Company claiming that the distribution is effectively connected income.

The Company may be required to withhold at least 10% of any distribution in excess of the Company's current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. shareholder that the Company designates at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless: (1) the investment in the shares is effectively connected with the conduct of the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders on any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or (2) the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by the Company of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

The Company will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of the Company's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

Although the law is not clear on the matter, it appears that amounts the Company designates as undistributed capital gains in respect of the common shares held by U.S. shareholders generally should be treated for non-U.S. shareholders in the same manner as actual distributions by the Company of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting from reporting the capital gain their proportionate share of the tax paid by the Company on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by the Company were to exceed their actual United States federal income tax liability.

Gain recognized by a non-U.S. shareholder upon the sale or exchange of the Company's shares generally would not be subject to United States taxation unless: (1) the investment in the Company's shares is effectively connected with the conduct of the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders as to any gain; (2) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or (3) the Company's shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

The Company's shares will not constitute a U.S. real property interest if the Company is a domestically controlled REIT. The Company will be a domestically-controlled REIT if, at all times during the 5 year period, preceding a sale or exchange of stock, less than 50% in value of the Company's stock is held directly or indirectly by non-U.S. shareholders. The Company believes that it currently is not a domestically controlled REIT because Security Capital U.S. Realty, a foreign company, beneficially owned in excess of 50% in value of the Company's shares until January 16, 2001, when beneficial ownership of those shares was acquired by Security Capital, a Maryland corporation. Therefore, the sale of the Company's shares may currently be subject to taxation under FIRPTA. The Company believes, however, that at the present time less than 50% in value of the Company's stock is held directly or indirectly by non-U.S. shareholders and hence, the Company may become domestically-controlled in the future. Because the Company's shares are publicly traded, however, the Company cannot guarantee that the Company will become a domestically controlled REIT. Even if the Company does not qualify as a domestically controlled REIT at the time a non-U.S. shareholder sells the Company's shares, gain arising from the sale still would not be subject to FIRPTA tax if: (1) the class or series of shares sold is considered regularly traded under applicable treasury regulations on an established securities market, such as the NYSE; and (2) the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of the Company's shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax as to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Other Tax Consequences

The Company and its security holders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its security holders may not conform to the federal income tax consequences discussed above. Consequently, prospective security holders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

Backup Withholding

U.S. Shareholders

The Company will generally report to its domestic shareholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to dividends paid unless such shareholder (a) is a corporation or another form of entity exempt from backup withholding and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

Non-U.S. Shareholders

Generally, information reporting will apply to payments of distributions on the Company's shares, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Company shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of Company shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

Applicable treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these treasury regulations varies depending on the shareholder's particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

                                  LEGAL MATTERS

The validity of the common stock and certain tax matters described under "Federal Income Tax Considerations" will be passed upon for Regency by Foley & Lardner LLP, Jacksonville, Florida. Attorneys with Foley & Lardner LLP representing Regency with respect to this offering beneficially owned approximately 6,825 shares of our common stock as of the date of this prospectus.

                                     EXPERTS

The consolidated financial statements and schedule of Regency Centers Corporation as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Regency Centers Corporation issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.

================================================================================

                          TABLE OF CONTENTS

                                                Page
                                                ----


PROSPECTUS SUMMARY...............................1
FORWARD-LOOKING INFORMATION......................2
RISK FACTORS.....................................2
USE OF PROCEEDS.................................10
REGENCY CENTERS CORPORATION.....................10
SELLING SHAREHOLDERS............................10
PLAN OF DISTRIBUTION............................11               Regency Centers
DESCRIPTION OF CAPITAL STOCK....................12                Corporation
FEDERAL INCOME TAX CONSIDERATIONS...............20
LEGAL MATTERS...................................36
EXPERTS  36
                                                                 -------------

                                                                  PROSPECTUS
                                                                 -------------










                                                                 198,347 Shares
                                                                  Common Stock



                                                                 April __, 2004

================================================================================

                                     PART II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of fees and expenses payable by the registrant in connection with the issuance and distribution of the securities registered hereby.

Securities and Exchange Commission
   Registration Fee                                             $965.26
Legal Fees and Expenses                                      $10,000.00*
Accounting Fees and Expenses                                 $15,000.00*
Miscellaneous                                                 $2,034.74*
                                                              ---------
Total                                                        $28,000.00*
                                                              =========

*Estimated


Item 15. Indemnification of Directors and Officers.

Regency Centers Corporation's officers and directors are and will be indemnified under Florida law and, the charter and by-laws of Regency Centers Corporation.

The Florida Business Corporation Act (the "Florida Act"), under which Regency is organized, permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Article X of Regency's bylaws provides that Regency shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, Regency has entered into indemnification agreements with its directors and executive officers in which it has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

Item 16. Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.

Item 17.        Undertakings

(a)     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

              (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on April 12, 2004.


                                        By: REGENCY CENTERS CORPORATION


                                        By: /s/ Martin E. Stein, Jr.
                                           -------------------------------------
                                            Martin E. Stein, Jr., Chairman of
                                            the Board and Chief Executive
                                            Officer

                            SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Martin E. Stein, Jr., Mary Lou Fiala, Bruce M. Johnson and J. Christian Leavitt, and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date:  April 12, 2004                   /s/ Martin E. Stein, Jr.
                                        ----------------------------------------
                                        Martin E. Stein, Jr., Chairman of the
                                        Board and Chief Executive Officer


Date:  April 12, 2004                   /s/ Mary Lou Fiala
                                        ----------------------------------------
                                        Mary Lou Fiala, President, Chief
                                        Operating Officer and Director

Date:  April 12, 2004                   /s/ Bruce M. Johnson
                                        ----------------------------------------
                                        Bruce M. Johnson, Managing Director and
                                        Principal Financial Officer


Date:  April 12, 2004                   /s/ J. Christian Leavitt
                                        ----------------------------------------
                                        J. Christian Leavitt, Senior Vice
                                        President, Secretary, Treasurer and
                                        Principal Accounting Officer


Date:  April 12, 2004                   /s/ Raymond L. Bank
                                        ----------------------------------------
                                        Raymond L. Bank, Director


Date:  April 12, 2004                   /s/ C. Ronald Blankenship
                                        ----------------------------------------
                                        C. Ronald Blankenship, Director


Date:  April 12, 2004                   /s/ A. R. Carpenter
                                        ----------------------------------------
                                        A.R. Carpenter, Director


Date:  April 12, 2004                   /s/ J. Dix Druce, Jr.
                                        ----------------------------------------
                                        J. Dix Druce, Jr., Director


Date:  April 12, 2004                   /s/ Douglas S. Luke
                                        ----------------------------------------
                                        Douglas S. Luke, Director


Date:  April 12, 2004                   /s/ John C. Schweitzer
                                        ----------------------------------------
                                        John C. Schweitzer, Director


Date:  April 12, 2004                   /s/ Thomas G. Wattles
                                        ----------------------------------------
                                        Thomas G. Wattles, Director


Date:  April 12, 2004                   /s/ Terry N. Worrell
                                        ----------------------------------------
                                        Terry N. Worrell, Director

                                  EXHIBIT INDEX

                                                                      Sequential
                                                                       Page No.


  5.1      Opinion of Foley & Lardner LLP as to the legality of the
             securities to be issued
  8.1      Opinion of Foley & Lardner LLP as to tax matters and REIT
             qualification
23.1       Consent of Foley & Lardner LLP (included in Opinion filed
             as Exhibits 5.1 and 8.1)
23.2       Consent of KPMG LLP
24.1       Powers of Attorney (included on signature page)